EXHIBIT 99.4




UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------------

E.ON AG, E.ON ZWOLFTE VERWALTUNGS GmbH and
BKB AG,

                                 Plaintiffs,


                     v.


ACCIONA, S.A. and FINANZAS DOS, S.A.,              No. 06 Civ. 8720 (DLC)


                                 Defendants.
---------------------------------------------


                                AMENDED COMPLAINT

            Plaintiffs E.ON AG, E.ON Zwolfte Verwaltungs GmbH and BKB AG (collectively, "E.ON"), by their undersigned counsel, allege upon knowledge to themselves and their own acts, and upon information and belief as to all other matters, as follows:
                              NATURE OF THE ACTION

            1. Defendants Acciona, S.A. ("Acciona, S.A.") and Finanzas Dos, S.A. ("Finanzas") (collectively, "Acciona") have made successive false filings with the Securities and Exchange Commission ("SEC") relating to the equity securities of Endesa, S.A. ("Endesa"), whose ordinary shares and American Depository Shares ("ADSs") are registered in the United States. Acciona's false disclosures violate the United States securities laws.

            2. In February 2006, plaintiff E.ON, which is based in Germany, announced its intent to launch a tender offer for Endesa, which is the largest utility company in Spain. E.ON's announcement drew strong opposition from the Spanish Government and much of the Spanish business community, who expressed a desire that Endesa remain in Spanish hands, and who launched parallel strategies to block E.ON's bid--a regulatory strategy and a business strategy.

            3. To set up regulatory obstacles to E.ON's bid, the Spanish Government swiftly enacted emergency legislation requiring E.ON to secure additional regulatory approvals, and the Spanish regulators then imposed an onerous set of nineteen conditions. This was unlawful. In August 2006, the European Commission ("EC") warned the Spanish Government that it might strike down the regulatory conditions, and on September 26, 2006, the EC formally ruled that the conditions violated European law.

            4. As part of the parallel business strategy to block E.ON, a Spanish "white knight" was sought to take control of Endesa. According to press reports, the Spanish Government approached both Acciona and Banco Santander Central Hispano, S.A. ("Santander") to play the "white knight" role.

            5. After August 2006, when the EC's warning signaled the potential demise of the regulatory strategy, Acciona implemented the business strategy for blocking E.ON's bid. Acciona and Santander entered into a series of agreements under which (a) Acciona (with generous financing from Santander) would purchase 10% of Endesa's shares, which is the maximum amount that may be purchased without regulatory approval; (b) Santander would purchase an additional 10% of Endesa's shares (again the maximum amount) to be "warehoused" on Acciona's behalf; (c) Acciona and Santander would enter into "total return swaps" to transfer to Acciona all the economic risk and benefit associated with the "warehoused" shares; and (d) upon Acciona's receipt of regulatory approval to exceed the 10% threshold, Santander would promptly transfer the "warehoused" shares to Acciona.

            6. On September 25, 2006, the day before the official issuance of the EC's decision, Acciona acquired 10% of Endesa's shares directly. This acquisition required Acciona to comply with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "'34 Act"), which mandates that any person acquiring over 5% of a registered security make certain specified disclosures. To date, Acciona has made three filings under Section 13(d). Each one contained false statements. For example:

            7. ACCIONA HAS MADE FALSE AND MISLEADING STATEMENTS ABOUT ITS AGREEMENTS WITH SANTANDER. Acciona's original filing under Section 13(d), dated October 5, 2006 (the "Schedule 13D"), states that "[n]either Acciona nor Finanzas has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of" Endesa. That is false. Indeed, Acciona's first amendment to the Schedule 13D, dated October 19, 2006 ("Amendment No. 1"), states that Acciona and Santander "have entered into a number of Total Return Swaps relating to" Endesa securities.

            8. But Acciona's description of those agreements or understandings is itself false. Although Acciona DENIES that it has hired Santander to buy Endesa securities on Acciona's behalf, that is false. There must be such an agreement or understanding. Otherwise, Acciona's and Santander's actions would make no sense. On each of fourteen business days between September 25 and October 19, Santander went into the market and purchased very large blocks of Endesa securities, together totaling 9.63%, for approximately (euro)3.5 BILLION. On each of those fourteen days, Acciona and Santander agreed to a swap involving the number of shares Santander bought that day. The price for each of those fourteen swaps reflects the actual price Santander paid to acquire the shares. It cannot be true that Acciona and Santander signed FOURTEEN separate swap agreements relating to fourteen irregular lots of shares at fourteen separate prices, and that Santander subsequently went into the market and managed to create a perfect hedge for each of those FOURTEEN agreements. Rather, separate and apart from the swap agreements themselves, there must be another--undisclosed--agreement under which (a) Santander is to purchase 10% of Endesa's securities in the market, and (b) every day after Santander acquires Endesa securities pursuant to this arrangement, Acciona is to enter into a total return swap to assume all the economic risk and benefit of holding the securities.

            9. Acciona's second amendment to the Schedule 13D, dated October 25, 2006 ("Amendment No. 2") (collectively, with Amendment No. 1, the "Amendments"), repeats the misleading statements in Amendment No. 1 and reveals--for the first time--yet another undisclosed Acciona-Santander agreement. Acciona has agreed to pay Santander a commission in connection with the swaps "in an amount equal to 0.9% with respect to the value of the first 5% tranche and 1.0% with respect to the value of the next 5% tranche" of Endesa securities. This previously undisclosed commission agreement, which expressly contemplates swaps relating to 10% of Endesa's equity securities, confirms that Santander's acquisition to date of nearly 10% of Endesa's securities is no mere coincidence. We repeat, there is another--undisclosed--agreement or understanding requiring Santander to acquire the 10% and requiring Acciona to enter into swaps relating to that 10% to make Santander's acquisitions risk-free.

            10. In addition, although Amendment No. 1 DENIES that Acciona and Santander have agreed to settle the swaps by Santander transferring the shares to Acciona, that too is false. Again, Acciona's and Santander's actions would otherwise make no sense. If the swaps were settled in cash, then Santander would be left holding nearly 10% of Endesa's securities and be subject to the risk of fluctuation in the stock price. Further, any effort by Santander to sell such a large block quickly in the market would itself push the price down. The only mechanism to insulate Santander from this risk would be for Santander to transfer the stock to Acciona on settlement of the swaps. In addition, contrary to Amendment No. 1, Acciona could not upon regulatory approval purchase the 9.63% of Santander-held Endesa shares "IN THE MARKET" at a cost "reflecting the amounts payable by [Acciona]" under the swaps. Such a large acquisition "in the market" would itself drive up the price of the stock. Moreover, there could be no guarantee that Acciona would acquire those securities at the price reflected in the swap. The only way to ensure that Acciona's acquisition cost of the 9.63% would equal its cash obligation under the swaps would be if there were another--undisclosed--agreement or understanding to settle the swaps through a transfer of the Endesa securities from Santander to Acciona.

            11. ACCIONA HAS MADE FALSE AND MISLEADING STATEMENTS ABOUT ITS INTENTIONS WITH RESPECT TO E.ON'S TENDER OFFER. Although the Schedule 13D states that Acciona "does not have any plans or proposals" with respect to an "extraordinary corporate transaction" involving Endesa, that is false. Acciona acquired its stake in Endesa with the intent to block E.ON's tender offer. And although Amendment No. 1 falsely states that "[Acciona] continue[s] to evaluate [its] options with respect to the proposed E.ON tender offer and may or may not choose to tender [securities] held by [it] in such offer", that statement is false. Indeed, it was so contrary to Acciona's prior public statements in Spain regarding E.ON's tender offer, and caused such confusion in the market, that the Spanish securities regulator asked Acciona to make an additional filing in Spain one day later. In that additional Spanish filing, Acciona stated--contrary to its assertions in Amendment No. 1 the day before--that "it does not plan to sell its interest in" Endesa.

            12. ACCIONA HAS MADE FALSE AND MISLEADING STATEMENTS ABOUT ITS INTENTIONS WITH RESPECT TO THE ENDESA ARTICLES. Although Amendment No. 1 states that Acciona has "no present plans or proposals regarding the elimination or amendment of" a provision of Endesa's articles providing that "no shareholder [of Endesa] may vote over 10% of the Shares regardless of its level of ownership", that is false. Given Acciona's stated intent to acquire up to 25% of Endesa's shares, it is inconceivable that Acciona does not have any such plans or proposals. Even if Acciona intends to vote against amending the article as a means of blocking E.ON's bid, which is conditioned on such an amendment, it cannot be that Acciona is content to acquire shares worth approximately (euro)8.5 BILLION (which is more than its own equity market capitalization) without a plan to exercise the votes associated with more than half of those shares.

            13. The declaratory and equitable relief sought herein is necessary to provide holders of Endesa securities (including ADS holders) with all the information to which they are entitled under the United States securities laws. Absent such relief, there is a substantial likelihood that Endesa shareholders will take actions (such as selling to Acciona or its agents) that they would not otherwise take with the benefit of accurate information.

            14. In order for Endesa shareholders (including ADS holders) to evaluate fairly whether to tender their shares to E.ON or to sell to Acciona or Santander in their collective effort to acquire up to 25% of Endesa's shares (or to take some other action), they need to be informed of Acciona's true holdings in Endesa securities, Acciona's true motives for acquiring those shares and the true extent of Acciona's relationships with other parties regarding its stake in Endesa.

            15. In addition to the required corrective disclosure, equitable relief is necessary to remedy the harm already caused by the false and misleading statements that Acciona disseminated into the market--harm that cannot be cured with another "corrective" disclosure, even if this time it is an accurate one.

            16. In particular, Acciona should be barred from acquiring more Endesa shares or ADSs (from Santander or others) and in this regard, it should be required to invoke the early termination provisions in the Total Return Swaps and to settle the swaps in cash. Acciona should further be ordered to divest itself of any Endesa securities acquired after the October 5 filing of the
Schedule 13D. Moreover, it should be directed to vote any shares that it owns in the same proportion as other Endesa shareholders (in the aggregate) vote their shares.

            17. This relief is necessary to protect the Endesa shareholders who already sold to Acciona or Santander while the false and misleading statements were in the market. In addition, because E.ON's bid is conditioned upon a specified percentage of shares being tendered and certain shareholder votes being taken, this relief is necessary to prevent Acciona's misconduct from unfairly preventing some of the conditions to E.ON's bid from being satisfied. Otherwise, Acciona would be allowed to benefit from its false filings, and Endesa shareholders who would otherwise choose to tender their shares to E.ON in exchange for the price that E.ON is offering would be prevented from doing so.

                             JURISDICTION AND VENUE

            18. This action arises under Section 13(d) of the '34 Act, 15 U.S.C. ss. 78m(d), and the rules and regulations promulgated thereunder by the SEC.

            19. Jurisdiction over the subject matter of this action is based upon 28 U.S.C. ss. 1331 and Section 27 of the '34 Act, 15 U.S.C. ss. 78aa.

            20. Venue in this district is proper pursuant to Section 27 of the '34 Act, 15 U.S.C. ss. 78aa, and 28 U.S.C. ss. 1391(d).

            21. Declaratory relief is appropriate pursuant to 28 U.S.C. ss. 2201 because an actual controversy exists regarding the propriety of Acciona's statements and disclosures under Section 13(d) of the '34 Act.

                                  THE PARTIES

            22. E.ON AG is a German company headquartered in Dusseldorf, Germany and is the world's largest private power and gas company with over 30 million customers in more than 20 European countries and the United States.

            23. E.ON Zwolfte Verwaltungs GmbH is a wholly-owned subsidiary of E.ON AG formed for the sole purpose of carrying out the tender offer for Endesa.

            24. BKB AG is an indirect wholly-owned subsidiary of E.ON AG. It owns 46,000 ordinary shares of Endesa. BKB AG acquired those shares in the ordinary course of investment activities prior to E.ON's February 2006 announcement of its intent to launch a tender offer for Endesa.

            25. Acciona, S.A. is a Spanish construction company with its principal place of business in Madrid, Spain. Its principal activities include construction and engineering, logistics and airport services. It has historically thrived on public works contracts and other government-supported projects.

            26. Finanzas is a wholly owned subsidiary of Acciona, S.A. through which Acciona acquired its stake in Endesa.

                                     ENDESA

            27. Endesa is Spain's leading electrical utility and has operations worldwide. Endesa's shares are publicly held and traded on the Madrid, Barcelona, Bilbao and Valencia stock exchanges in Spain, and on the Santiago Off Shore Stock Exchange in Chile. In addition,

Endesa's ordinary shares are registered with the SEC pursuant to Section 12 of the '34 Act, 15 U.S.C. ss. 78L, and Endesa ADSs are traded on the New York Stock Exchange.

            28. Endesa's articles of incorporation provide that no matter how many shares of the company a shareholder owns, it may not vote more than 10% of Endesa's shares. This provision--the Spanish equivalent of a "poison pill"--forces a shareholder owning even a majority of Endesa's stock to work with minority shareholders in order to exercise control over the company, thereby making a takeover much less likely. As a practical matter, any person seeking to acquire Endesa would need to have that provision removed, which requires a favorable vote of more than 50% of Endesa's voting shares.

                         THE GAS NATURAL BID FOR ENDESA

            29. On September 5, 2005, the largest supplier of natural gas in Spain, Gas Natural SDG, S.A. ("Gas Natural"), announced an intention to commence a tender offer for Endesa. The bid was for (euro)22/share (in a combination of cash and stock), worth a total of (euro)23.2 billion. The price offered by Gas Natural was below the price at which Endesa's shares were trading at the time.

            30. Gas Natural's announcement came on the heels of an agreement between Gas Natural and Iberdrola, S.A. ("Iberdrola"), Endesa's main Spanish competitor, pursuant to which Gas Natural had promised to sell to Iberdrola a substantial part of Endesa's business if Gas Natural's bid was successful. Thus, together, Gas Natural and Iberdrola agreed on a plan to take over Endesa and break up the company.

            31. On January 5, 2006, Spanish antitrust regulators recommended to the Spanish Government that the proposed acquisition of Endesa by Gas Natural be prohibited. However, the Spanish Cabinet, which consists of Ministers appointed by and is chaired by

President Rodriguez Zapatero, declined to follow that recommendation and approved Gas Natural's bid, which would have combined Spain's biggest gas importer and supplier with its biggest electricity producer and distributor. Leslie Crawford, COMPANIES PURSUIT OF ENDESA: SPAIN VOWS TO PREVENT FOREIGN TAKEOVER, Fin. Times, Feb. 22, 2006, at 27.

            32. Notwithstanding the Spanish Government's strong support for Gas Natural's bid, Endesa strongly opposed it. Rafael Miranda, Endesa's CEO, called the Gas Natural bid "complete nonsense". ENDESA TODAY WILL DEPOSIT THE ONE BILLION EURO BOND TO STOP THE TAKEOVER, Expansion, Mar. 31, 2006, at 3. Endesa told its shareholders that the Gas Natural bid was at an "insufficient price" (that was actually below Endesa's share price when it was made and was then well below after E.ON's bid was announced), involved an "inadequate method of payment", "destroys value", "weakens Endesa's industrial standing" and involved "no commitment to shareholders". Slides for Endesa Ordinary Shareholders' Meeting, Feb. 25, 2006; MIRANDA SAYS THAT ENDESA WILL DEPOSIT BOND TO STOP TAKEOVER, El Pais, Mar. 31, 2006, at 89.

            33. Endesa also resisted Gas Natural's bid in the Spanish courts. By resolution dated March 21, 2006, a Commercial Court in Madrid enjoined the Gas Natural bid pending the outcome of a lawsuit Endesa brought alleging violations of European antitrust law. The Court based its decision on the existence of the Gas Natural-Iberdrola agreement pursuant to which Gas Natural had promised to sell to Iberdrola a substantial part of Endesa's business if Gas Natural's bid was successful. In addition, Endesa appealed to the Spanish Government's approval of the Gas Natural bid to the Spanish Supreme Court. By resolution dated April 28, 2006, the Spanish Supreme Court temporarily suspended that approval (which directly entails the suspension of Gas Natural's bid) until it could rule on the merits of Endesa's claim.

                             THE E.ON BID FOR ENDESA

            34. In the midst of the litigation between Endesa and Gas Natural, E.ON announced its intent to launch a competing, and much higher, offer for Endesa shares. Specifically, on February 21, 2006, E.ON announced a (euro)27.5 per share offer, which was worth atotal of (euro)29.1 billion, nearly (euro)6 billion more than the Gas Natural bid. Moreover, unlike the Gas Natural bid, E.ON's bid was all cash.

            35. To ensure that E.ON not be required to purchase the tendered shares unless it would obtain effective control of Endesa, E.ON's offer is contingent on two principal conditions: (1) that E.ON be tendered a minimum of 50.01% of Endesa stock; and (2) that a majority of Endesa shareholders vote to amend the anti-takeover provision in Endesa's articles prohibiting a shareholder from voting any more than 10% of Endesa stock. The other conditions require shareholder votes to modify provisions of Endesa's articles that restrict the composition of Endesa's board and eligibility to serve as a director or managing director. These conditions are intended to ensure that E.ON not be required to purchase the tendered shares unless it would obtain effective control of Endesa.

            36. Although Endesa has not made a formal recommendation on E.ON's bid, it has made statements favoring E.ON's superior offer to Gas Natural's bid. At the same February 25, 2006 shareholders' meeting at which Endesa recommended rejection of Gas Natural's bid, it noted that the E.ON offer was at a better price and that "[b]ecause it is formulated in cash, the bid makes the shareholders' decision easy". Slides for Endesa Ordinary Shareholders' Meeting, Feb. 25, 2006. As Endesa's CEO further explained:

            o Gas Natural's bid is "bad". ENDESA WILL DISTRIBUTE 4.2 BILLION TO ITS SHAREHOLDERS IN TWO YEARS, El Pais, May 17, 2006, at 83.

            o E.ON's bid is "undoubtedly better in economic terms". ENDESA WILL PAY THE BOND AND PLACE ITS SHARES ABOVE 30 EUROS, La Gaceta, Mar. 31, 2006, at 21.

            o "E.ON's offer is much better as it does not break up the company and is paid in cash." ENDESA'S BOARD TODAY WILL AUTHORIZE THE BOND THAT WILL STOP GAS NATURAL'S TAKEOVER BID, Cinco Dias, Mar. 31, 2006, at 4.

Indeed, the Endesa CEO explicitly acknowledged the tension between a nationalistic desire to maintain Spanish control of Endesa and the superiority of E.ON's bid, and he came out squarely on the side of what was best for Endesa shareholders, saying, "We feel we are Catalanonians, but the offer by E.ON is better." E. Villarejo, "WE FEEL WE ARE CATALONIANS, BUT THE OFFER BY E.ON IS BETTER," SAYS RAFAEL MIRANDA, ABC, Mar. 11, 2006, at 81.

            37. On March 8, 2006, Endesa filed with the SEC a Schedule 14D-9/A in which it officially recommended that its shareholders reject Gas Natural's offer. One of the many reasons given for the recommendation was the fact that Gas Natural's offer price "is substantially lower than a competing all-cash offer announced by E.ON", which is at a price "28% greater than" Gas Natural's offer price. Plus, "E.ON's offer is all in cash, which makes it easier for Endesa's shareholders to make a decision with respect to the offer".

            38. The Spanish Government, by contrast, quickly made its opposition to E.ON's bid known. On February 22, 2006, Fernando Moraleda, a Spanish Government spokesman, was quoted as saying:

            "WE WILL DO EVERYTHING IN OUR POWER TO ENSURE THAT SPAIN'S ENERGY
            COMPANIES REMAIN SPANISH . . . . The government believes Spain should have strong national companies with independent decision-making power in strategic sectors such as energy."

Leslie Crawford, COMPANIES PURSUIT OF ENDESA: SPAIN VOWS TO PREVENT FOREIGN TAKEOVER, Fin. Times, Feb. 22, 2006, at 27 (emphasis added).

            39. Three days after E.ON announced its bid, the Spanish Government passed legislation requiring companies to gain the authorization of the Spanish National Energy Commission (known by its Spanish initials as the "CNE") for the acquisition of over 10%, or any other percentage resulting in significant influence, of a Spanish energy company's share capital. As then-Industry Minister Jose Montilla explained:

            "THE GOVERNMENT, WHICH BACKS AN ALL-SPANISH TAKEOVER FOR ENDESA, passed a decree that will expand the scope of its energy regulator's veto power to include deals in which a foreign buyer targets a Spanish energy concern."

SPAIN TAKES MEASURES TO FEND OFF E.ON BID, Associated Press Newswires, Feb. 24, 2006 (emphasis added).

            40. Press reports show that, in addition to erecting this regulatory hurdle, the Spanish Government sought a business solution to block E.ON's bid. Because Spanish law restricted Gas Natural itself from acquiring Endesa shares outside its announced tender offer, Minister Montilla reportedly sought a "white knight" to step in to acquire Endesa shares and approached, among others, Acciona and Santander:

            "Montilla has set his agenda to organize a consortium of
            financial companies that would come to the aid of Gas Natural and would become its partners as owners of part of the resulting company
            . . . . Called upon to participate in this venture are, at this time, Caja Madrid, BANCO SANTANDER and ACCIONA . . . . As for
            ACCIONA, at this time it is the Spanish construction company with the greatest financial resources available to dedicate to investments."

GAS NATURAL SEEKS FINANCIAL PARTNERS IN ORDER TO "HISPANIFY" AND INCREASE ITS BID, La Razon, Feb. 23, 2006, at 54-55 (emphasis added).

            41. Pursuant to the new legislation enacted in response to E.ON's bid, E.ON submitted its offer for approval by the Spanish energy regulators at the CNE. Although the relevant EC authorities had approved E.ON's bid, the CNE imposed substantial roadblocks. On

July 27, 2006, the CNE "approved" E.ON's bid but subjected it to nineteen very onerous conditions. Compliance with those conditions would greatly inhibit E.ON's ability to manage its interest in Endesa and also result in the divestiture of approximately one-third of Endesa's domestic energy-producing assets, effectively breaking up the company. In particular, the CNE required, among other things, that:

            o   E.ON not reorganize Endesa for a period of ten years;

            o E.ON divest several specified power stations and other key assets;

            o stringent limits be placed on E.ON's ability to receive dividends from its Endesa holdings; and

            o during the ten years from E.ON's effective acquisition of control over Endesa, E.ON inform the CNE of potential changes in control of E.ON, at which point the CNE could revise its conditions on the E.ON-Endesa relationship.

Breach of any of the CNE's conditions and obligations could give rise to revocation of the CNE's authorization for E.ON to proceed with its offer, the suspension of E.ON's right to vote its Endesa shares, or the forced divestiture of Endesa shares acquired by E.ON.

            42. Both E.ON and Endesa appealed the CNE's ruling to the Spanish Ministry of Industry, arguing that the conditions violated Spanish law. Such an appeal is a prerequisite to challenging the conditions in the Spanish courts.

            43. The EC separately investigated the CNE's action to determine whether it violated European law. The EC was reportedly "infuriated by the Spanish maneuvers", which were clearly intended "to scuttle an offer for Endesa by E.ON of Germany, and to merge Endesa instead with Gas Natural, a Spanish rival, to create an Iberian energy champion". James Kanter, SPAIN TO ALLOW E.ON TO TAKE OVER ENDESA, Int'l Herald Trib., Sept. 26, 2006, at 15.

            44. In August 2006, the EC delivered to Spain a pre-warning letter in which the EC indicated that many or all of the conditions may conflict with European law. The conventional wisdom was that the EC would declare the CNE conditions illegal.

            45. In fact, on September 26, 2006, the EC struck down the CNE conditions. The EC held that the CNE's conditions violated the EC Treaty's rules on free movement of capital (Article 56) and freedom of establishment (Article 43) and were not justified by a legitimate interest, such as the security of Spain's supply of energy. In addition, the EC held that the CNE conditions were unlawful because they were adopted and entered into force without prior communication to and approval by the EC, in violation of Article 21 of the European Merger Regulation.

            46. If given full force and effect, the EC's ruling would eliminate a major impediment to the E.ON bid and deal a serious blow to the Spanish efforts to stop Endesa's shareholders from accepting E.ON's superior offer. However, the Spanish Government has yet to give full force and effect to the EC's ruling, stating that it is still determining how the ruling should be implemented. In fact, representatives of the Spanish Government has recently announced that they do not plan to eliminate all the CNE's conditions. As a result, the EC has begun "infringement proceedings" against Spain under Article 226 of the EC Treaty to require Spain to comply with the EC's ruling.

         ACCIONA STEPS IN AS A "WHITE KNIGHT", WITH HELP FROM SANTANDER

            47. While E.ON's bid was being delayed by the legislation, Acciona stepped in as the "white knight". On September 25, 2006, the day before the EC's decision was scheduled to be issued, Acciona announced that it had acquired securities representing 10% of Endesa's shares. Acciona also announced that it planned to acquire more Endesa shares, just up to the limit at which it would be required to launch a tender offer. (Under current Spanish law, that limit is 25%.)

            48. Acciona also announced that Santander had provided what turns out to be extraordinarily favorable financing for Acciona's direct stock purchases. Acciona has an equity market capitalization of approximately
(euro)7.6 billion. The 10% equity stake in Endesa that Acciona initially acquired (at (euro)32/share) was valued at approximately (euro)3.4 BILLION. Nevertheless, Santander provided Acciona a bridge facility for acquiring the first 10% of Endesa that would be refinanced with 20% equity and 80% of NON-RECOURSE debt. Santander has also agreed to provide financing on similar terms for the acquisition of another 10% of Endesa, which because of stock movements will be even more expensive. In other words, Santander agreed to provide nearly (euro)7 BILLION in financing without having any recourse OF Acciona's assets in the event of default, notwithstanding the fact that Acciona would be borrowing to make an investment of nearly its entire equity market capitalization. Indeed, if Acciona were to complete its acquisition of just under 25% of Endesa stock, it would undoubtedly spend more than its own equity market capitalization.

            49. Santander's agreements with Acciona go beyond financing Acciona's direct purchases of Endesa shares. Santander and Acciona also have an undisclosed agreement that Santander will "warehouse" for Acciona an additional 10% of Endesa shares.

            50. Because of the restrictions that the Spanish Government enacted in February 2006 in response to the E.ON bid, Acciona could not immediately acquire more than 10% of Endesa's shares directly. Acciona needed CNE approval to exceed the 10% threshold, and it has applied to the CNE for that approval. In the meantime, Acciona and Santander entered into a set of agreements under which Santander is to purchase Endesa shares on Acciona's behalf and then transfer the shares directly to Acciona as soon as Acciona is allowed to exceed the 10% threshold. Here is how the arrangement works:

            51. STEP 1: Santander is required to buy Endesa securities up to the 10% limit on additional financing that Santander has agreed to provide. Thus, every day (or almost every day), Santander goes into the market and buys as many Endesa shares as it can until it reaches the additional 10% of Endesa shares (at which point Santander itself will run up against the CNE's 10% ownership limit).

            52. STEP 2: Acciona is required to give Santander protection against the risk of fluctuation in the price of the Endesa shares that Santander acquired. Thus, every day (or almost every day), Santander and Acciona enter into an agreement designed to transfer to Acciona all the economic risk and benefit of the Endesa securities Santander bought that day. Under the disclosed "Total Return Swaps", Acciona is to pay Santander on a date certain in the future (the "Closing Date") a fixed amount of cash, equal to what Santander had paid for the Endesa shares, plus agreed interest and a commission. In return, Santander is to pay Acciona on the Closing Date an amount equal to the market value of the Endesa shares shortly before that date, plus any dividends paid on those shares in the interim. As a result, although Santander will hold the shares and "warehouse" them for Acciona, Santander is guaranteed a fixed rate of return, while Acciona bears all the potential gain and loss associated with share ownership.

            53. STEP 3: Acciona and Santander have agreed that if and when the CNE grants Acciona approval to acquire more than 10% of Endesa's shares, Santander will transfer the "warehoused" shares of Acciona.

            54. The effect of these agreements is to allow Acciona to secure effective control of up to 20% of Endesa's securities, despite the 10% threshold imposed by the emergency legislation designed to block E.ON's bid. And Santander has agreed to finance Acciona's purchase of that additional 10%, and to "warehouse" the additional 10% until the CNE gives Acciona approval.

            55. As discussed in greater detail below, Acciona has disclosed only the existence of the Total Return Swap agreements themselves, but has not disclosed the full scheme. In particular, Acciona has affirmatively and falsely denied any agreement that (a) Santander is to buy up to 10% of Endesa's shares;
(b) Acciona is to enter into Total Return Swaps with Santander relating to those shares (making Santander's acquisition risk-free); and (c) upon CNE approval for Acciona to exceed the 10% limit, the swaps will be settled by transferring Santander's shares to Acciona.

            56. Acciona and Santander put this arrangement into action immediately after Acciona announced its acquisition of 10% of Endesa's shares on September 25, 2006. In filings on September 26 and 27, 2006, with the Spanish securities regulator (known by its Spanish initials as the "CNMV"), Acciona admitted that "[i]n preparation for a decision to increase the investment [in Endesa] beyond the 10% initially acquired, Acciona has contracted for financial coverage to neutralize the risk of fluctuation of the purchase price" of up to 5.01% of additional Endesa stock. A CNMV filing made by Santander on September 29, 2006 confirms that Santander acquired over 5% of Endesa's stock and that "the positions acquired on September 26 and 27 correspond to the coverage of various derivative transactions executed on those same dates with Acciona, S.A.".

            57. In solicitation calls with Endesa shareholders, Santander has stated that it was purchasing Endesa securities on Acciona's behalf and that it intended to transfer those securities to Acciona after Acciona received the necessary CNE approval.

            58. Bear Stearns has also reportedly been in the market to purchase Endesa shares on behalf of Acciona. For example, Reuters reported that "[m]arket sources said Santander and Bear Stearns ran Acciona's share buy and had looked to acquire up to 20% of Endesa". ACCIONA GRABS 10 PCT OF ENDESA IN TAKEOVER BATTLE, Reuters News, Sept. 25, 2006.

        ACCIONA ANNOUNCES ITS INTENT TO BLOCK E.ON'S BID AND LEAD ENDESA

            59. Acciona's acquisition of Endesa securities was done with the intent to block E.ON's bid and help keep Endesa under Spanish ownership. Indeed, shortly after Acciona announced its initial purchase of Endesa shares, an Acciona spokesperson was quoted as saying, "WE'LL ONLY LEAVE IF THE E.ON BID PROSPERS, AND WE'LL DO EVERYTHING WE CAN TO MAKE SURE THAT DOESN'T HAPPEN." Keith Johnson and Jason Singer, A SPANISH SCION PLAYS THE SPOILER --- ENDESA MOVES SHOW NEW, BOLDER TACTICS BY ULTRAWEALTHY, The Wall Street Journal, Oct. 2, 2006, at 4.

            60. According to Acciona spokesperson Javier de Mendizabal, Acciona seeks "to lead, put together, an alternative group to what there was", meaning E.ON, and has been "talking with all the shareholders involved". ACCIONA WANTS "TO PUT TOGETHER" A GROUP OF PARTNERS AS AN ALTERNATIVE TO THE GERMAN COMPANY, Cinco Dias, Oct. 4, 2006, at 4. One of the shareholders likely to side with Acciona is SOCIEDAD ESTATAL DE PARTICIPACIONES INDUSTRIALES ("SEPI"), a Spanish Government agency that serves as a holding company for the Spanish Government's interest in certain companies. SEPI currently holds a 2.95% interest in Endesa. SEPI had previously announced its intent to sell its Endesa stake in 2006, but SEPI stated in October 2006 that in light of the announced tender offers for Endesa, it now does not plan to sell until 2008.

            61. Acciona has indeed stated that it not only intends to block E.ON, but also intends to exercise control of Endesa itself. Shortly after Acciona acquired its initial 10% interest in Endesa, an Acciona spokesman announced, "WE WANT TO PARTICIPATE IN MANAGEMENT. WE WANT TO LEAD ENDESA." ACCIONA TO REQUEST REGULATORY OK TO INCREASE ENDESA STAKE, Dow Jones Int'l News, Sept. 26, 2006. Acciona's director of institutional relations made it clear that Acciona intended to exercise any rights it had to affect the management structure--he said that "the share packet gives us the right to name the managing team, and we would like to count on [the current Chairman], IF HE IS COOPERATIVE". ACCIONA GETS GUARANTEES FOR ABOUT 18% OF ENDESA, Dow Jones Int'l News, Sept. 26, 2006. Indeed, an Acciona official is reported to have said that "Acciona's goal as [Endesa's] single-largest shareholder is to `MANAGE' Endesa". ID.

            62. An Acciona spokesperson was quoted as saying "Acciona's strategy at this time is to try to convince other groups - not necessarily Spanish, although preferably so - to participate ... in TAKING CONTROL OF ENDESA". Anibal Gonzalez, JOSE MANUEL ENTRECANALES IS SEEKING SPANISH PARTNERS WILLING TO ACCOMPANY HIM IN TAKING CONTROL OF ENDESA, El Confidencial, Oct. 16, 2006. The spokesperson added that Acciona wants to "forc[e] E.ON off the road". ID.

            63. Acciona has also reportedly already had discussions with Endesa concerning issues relating to management and board membership. ACCIONA WILL HAVE A FOOTHOLD IN ENDESA IF E.ON IS SUCCESSFUL, La Gaceta, Oct. 4, 2006.

            64. In the course of soliciting Endesa shareholders to sell their shares, Santander has said that Acciona would act with other shareholders to block E.ON's bid, that Acciona will seek to exercise control over Endesa, and that Acciona intends to merge with Endesa within two years.

            65. Acciona's move was obviously timed to coincide with the expected decision from the EC to strike down the conditions imposed by the CNE on E.ON's bid:

            "The latest development came as the European Commission was expected Tuesday to rap Spain on the knuckles for raising illegal barriers against the E.ON bid. Spain favors an alternate bid for Endesa launched by Spain's Gas Natural."

SPAIN'S ACCIONA SEEKS TO RAISE ITS ENDESA STAKE TO JUST UNDER 25%, Associated Press Financial Wire, Sept. 26, 2006. "When it seemed as if the launching of the German E.ON's offer on Endesa was only hanging by a thread, the rapid investment of Acciona in the Spanish electricity company has added a new twist to the matter." Juan Maria Hernandez, THE SEARCH FOR A WHITE KNIGHT, ACCIONA'S STEP TO THE FORE EXPLAINS THE PREVIOUS PASSIVENESS OF THE GOVERNMENT, La Vanguardia, Oct. 1, 2006. The article further noted that Acciona, "a player from the infrastructures sector", had to be sought because of prohibitions or other practical impediments stopping "great bank[s]" (such as Santander) from playing the "white knight" role. (Moreover, Gas Natural itself could not buy Endesa shares because Spanish law restricts its ability to do so while its tender offer remains outstanding.) The timing of Acciona's entry into Endesa is particularly significant in light of Endesa's stock price. If Acciona's purchases were motivated strictly by business considerations, it would be irrational for Acciona to have sat by during the initial bids for Endesa, when the price was much lower, and rush in only when the price had risen approximately 25%.

            66. Spanish commentators have also noted that Acciona likely is not acting alone. For example, on October 1, 2006, El Mundo asked:

            "But the question in business and political circles is who is behind these transactions? Is there an invisible hand that pulls the strings and has caused Jose Manuel Entrecanales [of Acciona] and Florentino to go into the electricity sector? Is Emilio Botin [of Santander] behind this? Has the Government brought it about?

            All the signs point towards the latter. Acciona and ACS fulfill all the conditions required by the Executive Branch to create a new utility map, that would be piloted by the two large industrial groups, and where the majority shareholders would be Spanish. Jose Manuel Entrecanales and

            Florentino Perez also have excellent relationships with the President of the Government, Jose Luis Rodriguez Zapatero, and the Minister of Finance, Pedro Solbes. This was one of the few options available to Zapatero to save face following the failure of the Gas Natural ... transaction, and to rebuff the attack by the German E.ON."

Julian Gonzalez, WAR OF THE PRINCES IN THE UTILITY EMPIRE, El Mundo, Oct. 1,
2006.

            67.   Similarly, it was reported in the Germany press:

            "[I]n financial circles it is also considered certain that Acciona has meanwhile gained the support of the [Spanish] Government. The person behind the `anti-E.ON front' is said to be Miguel Sebastian, the economic advisor of Spanish Prime Minister Jose Luis Rodriguez Zapatero. Sebastian, who is talked about as a possible successor to the Minister of Economics Pedro Solbes, is said to try and use this to heighten his profile."

Jurgen Flauger, Stephanie Muller, E.ON'S HOPES MAY BE DASHED IN SPAIN, Handelsblatt, Oct. 12, 2006. Indeed, "[i]t is surmised in Spanish business circles that Acciona is preparing a counter offer opposing E.ON and that the Government in Madrid supports it in this". Helmut Hauschild and Klaus Stratman, MERKEL INTERVENES IN E.ON DISPUTE, Handelsblatt, Oct. 24, 2006.

            68. These reports were more than speculation. Indeed, Mr. Sebastian is reported to have met with Emilio Botin, Santander's president, on September 22, 2006--three days before Acciona launched its maneuver--and discussed the transaction:

            "The president Rodriguez Zapatero has been made perfectly aware, through Emilio Botin, of the preparation and launching of the `Acciona Transaction' consisting of the purchase of up to 24.9% of the capital stock of Endesa, with financing of [Santander] itself, and with the intention of frustrating the takeover of the Spanish electric company by E.ON.

            The communication of the details of the transaction between Moncloa [the Spanish White House] and Santander was accomplished by the banker personally through the presidential advisor for economic affairs, Miguel Sebastian ....

            SPECIFICALLY, THIS NEWSPAPER HAS LEARNED FROM RELIABLE SOURCES OF A MEETING THAT TOOK PLACE BETWEEN THE TWO, HELD FOR FROM MONCLOA ON FRIDAY, SEPTEMBER 22, ONLY THREE DAYS BEFORE THE NEWS OF THE PURCHASE OF

            AN INITIAL 10% OF ENDESA BY ACCIONA WAS RELEASED TO THE COMMUNICATIONS MEDIA.

            . . . .

            The news confirms the absolutely key role played by Botin and Santander in the recent stock exchange activity caused by the entry of the construction companies into the energy sector, while IT CONFIRMS THE PRESENCE IN THE SHADOWS OF THE LONG ARM OF MONCLOA, DETERMINED TO PLACE ALL SORTS OF OBSTACLES AGAINST THE GERMAN COMPANY E.ON, IN THE BATTLE THAT HAS DEVELOPED WITH REGARD TO ENDESA."

Anibal Gonzalez, BOTIN MET WITH MIGUEL SEBASTIAN ON SEPTEMBER 22, TO INFORM HIM OF THE "ACCIONA TRANSACTION", El Confidencial, Oct. 27, 2006 (emphasis added).

                             E.ON INCREASES ITS BID

            69. E.ON responded to Acciona's maneuver by substantially increasing its intended offer from (euro)25.405 per share (the original (euro)27.5 per share reduced to adjust for a (euro)2.095 dividend paid by Endesa in the meantime) to (euro)35 per share. The financial press has acclaimed the increased E.ON offer as "pretty generous". SEE, E.G., Paul Betts, COMMENT: SPANISH FOG, Fin. Times, Oct. 6, 2006.

            70. In response, the opponents of E.ON's bid intensified their efforts to thwart the transaction by finding another buyer to come in and team up with Acciona. For example, during a Spanish-Italian summit the week of October 16, 2006, President Rodriguez Zapatero and Mr. Sebastian met with Italy's prime minister, Romano Prodi, and representatives of the Italian electricity company, Enel S.p.A. ("Enel"):

            "According to the sources consulted, the Spanish Government has sounded out the possibility that the Italian group purchase 15% of the capital stock of Endesa. This, together with the process of acquisition initiated several weeks ago by Acciona (which already has, indirectly or set aside, 16.5% of the electric company and aspires to 24.9%), would put the E.ON offer to purchase shares on the spot. These participations, together with the 10% of Caja Madrid (its final intention in the offer to purchase shares is still unknown) and the 3% of the SEPI, would prevent the German company from exceeding 50% of the capital stock of Endesa, the limit to which its offer has been made subject.

            Given the delicacy of the transaction, which could be denounced as an agreement to block the German offer to purchase shares, the parties officially deny it."

Carmen Monforte, THE GOVERNMENT SOUNDS OUT THE ITALIAN COMPANY ENEL ABOUT TAKING 15% OF ENDESA, Cinco Dias, Oct. 20, 2006.

       ACCIONA FILES ITS FALSE AND MISLEADING SCHEDULE 13D (OCTOBER 5)

              71. Section 13(d)(1) of the '34 Act mandates that "any person" who becomes "directly or indirectly the beneficial owner of more than 5 per centum" of a class of securities of an issuing corporation, within 10 days after such acquisition, file a statement setting forth certain information with the SEC and send the statement to the issuer. Among the information that must be provided is: "(B) the source and amount of the funds or other consideration used or to be used in making the purchases, and if any part of the purchase price is represented or is to be represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, or trading such security, a description of the transaction and the names of the parties thereto
.. . . ;

            "(C) if the purpose of the purchases or prospective purchases is to acquire control of the business of the issuer of the securities, any plans or proposals which such persons may have to liquidate such issuer, to sell its assets to or merge it with any other persons, or to make any other major change in its business or corporate structure;

            "(D) the number of shares of such security which are beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly, by (i) such person, and (ii) by each associate of such person, giving the background, identity, residence, and citizenship of each such associate; and

            "(E) information as to any contracts, arrangements, or understandings with any person with respect to any securities of the issuer, including but not limited to transfer of any of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or guaranties of profits, division of losses or profits, or the giving or withholding of proxies, naming the persons with whom such contracts, arrangements, or understandings have been entered into, and giving the details thereof." 15 U.S.C. ss. 78m(d).

The SEC has prescribed Schedule 13D as the official form for compliance with the statute, which also specifically requires, among other things, that the filer "[s]tate the purpose or purposes of the acquisition of securities of the issuer". 17 C.F.R. ss.ss. 240.13d-1, 240.13d-101.

            72. In addition, Section 13(d)(3) of the '34 Act states that "when two or more persons act as a . . . group for the purpose of acquiring, holding or disposing of securities of an issuer, such . . . group shall be deemed a 'person' for the purposes of this subsection". 15 U.S.C. ss. 78m(d)(3). Rule 13d-5(b)(1) further provides:

            "When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of equity securities of an issuer, the group formed thereby shall be deemed to have acquired beneficial ownership, for the purposes of sections 13(d) and (g) of the ['34] Act, as of the date of such agreement, of all equity securities of that issuer beneficially owned by any such persons."

17 C.F.R ss. 240.13d-5(b)(1). And Rule 13d-3(b) provides that "[a]ny person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the reporting requirements of sections 13(d) or (g) of the Act shall be deemed for purposes of such sections to be the beneficial owner of such security". 17 C.F.R. ss. 240.13d-3(b).

            73. On October 5, 2006, Acciona filed with the SEC its Schedule 13D, in which it disclosed that "Acciona, through Finanzas, acquired in a market transaction ADSs representing 105,875,211 [Endesa] Shares for (euro)3,388 billion, which investment was financed by

Banco Santander". (Schedule 13D, Item 3.) Acciona then went on to make at least five categories of false or misleading statements or omissions in the Schedule 13D.

            74. FIRST, the Schedule 13D falsely stated that Acciona does not have any "contracts, arrangements, understanding or relationships (legal or otherwise) with any person with respect to any securities" of Endesa. (Schedule 13D, Item 6.) In fact, Acciona has extensive agreements with Santander relating to Endesa securities (including but not limited to the written Total Return Swaps), and Acciona should have disclosed them in the Schedule 13D. Acciona should also have disclosed its arrangements with Bear Stearns regarding the purchase of Endesa securities. Moreover, Acciona should have disclosed any "understanding" or "relationship" with the Spanish Government. As discussed above (P.P. 31, 38-46, 65-68, 70), the Spanish Government strongly supported
Gas Natural's bid for Endesa and overruled its own antitrust regulators to approve that bid. By contrast, the Spanish Government immediately opposed E.ON's bid, stating that it would "do everything in [its] power to ensure that Spain's energy companies remain Spanish". The Spanish Government then passed legislation specifically designed to stymie E.ON's bid in favor of an "all-Spanish takeover for Endesa". Press reports state that Industry Minister Montilla recruited Acciona and Santander as "white knights", and that the president of Santander met with the Spanish President's top economic advisor regarding the "Acciona Transaction" just three days prior to its launch, which occurred on the eve of the EC's ruling striking down the CNE conditions on E.ON's bid.

            75. SECOND, the Schedule 13D falsely stated that Acciona is the beneficial owner of securities "constitut[ing] 10% of the outstanding ordinary shares" of Endesa. (Schedule 13D, Item 5.) In fact, as a result of its agreements with Santander, Acciona was then the beneficial owner of at least an additional 5% of Endesa shares, for a total of at least 15% (and now Acciona is up to at least 19.63%). Acciona and Santander constituted a "group" for purposes of reporting beneficial ownership. Moreover, the Total Return Swaps and other agreements between Acciona and Santander were an arrangement to "prevent[] the vesting of . . . beneficial ownership as part of a plan or scheme to evade the reporting requirements" of Section 13(d) and are thus deemed beneficially owned by Acciona under Rule 13d-3(b).

            76. THIRD, the Schedule 13D falsely stated that the "purpose of [the] transaction" was only for "investment purposes", and that Acciona "does not have any plans or proposals" that relate to "an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving [Endesa] or any of its subsidiaries". (Schedule 13D, Item 4.) In fact, another "purpose of [the] transaction"--indeed, a primary "purpose of [the] transaction" according to Acciona's own statements to the press--is to move strategically to prevent any "extraordinary corporate transaction" with E.ON. As Acciona has said, "we'll only leave if the E.ON bid prospers, and we'll do everything we can do to make sure that doesn't happen." Keith Johnson and Jason Singer, A SPANISH SCION PLAYS SPOILER--ENDESA MOVES SHOW NEW, BOLDER TACTICS BY ULTRAWEALTHY, The Wall Street Journal, Oct. 2, 2006, at 4. Ultimately, Acciona seeks to influence a change in control of Endesa, either to Acciona itself or to a group of Spanish entities including Acciona.

            77. FOURTH, the Schedule 13D falsely stated that Acciona did not have any "plans or proposals" relating to "changes in the present board of directors or management" of Endesa. (Schedule 13D, Item 4.) In fact, Acciona intends to use its substantial minority interest in Endesa to install directors and officers of its choosing and ultimately to "tak[e] control of Endesa." Anibal Gonzalez, JOSE MANUEL ENTRECANALES IS SEEKING SPANISH PARTNERS WILLING TO ACCOMPANY HIM IN TAKING CONTROL OF ENDESA, El Confidencial, Oct. 16, 2006.

            78. FIFTH, the Schedule 13D stated only that Acciona's purchase of Endesa stock was "financed by Banco Santander" (Schedule 13D, Item 3), which does not comply with Section 13(d)'s requirement that Acciona provide a "description of the transaction". In fact, Santander provided an extraordinarily generous financing package, which enabled Acciona to make an initial investment costing nearly half its own equity market capitalization and then to seek to more than double that investment. Disclosure of the details of that financing arrangement was required for shareholders to understand the nature of Acciona's interest in Endesa and the full extent of its relationships with third parties in Spain who seek to block the E.ON bid.

            79. The day after Acciona filed the Schedule 13D, the financial press articulated its frustration with the lack of transparency. A commentary in the Financial Times stated that "[t]he takeover battle for Endesa is becoming more confusing by the day" and that "no one seems to know who has what and who is holding what for whom". Paul Betts, COMMENT: SPANISH FOG, Fin. Times, Oct. 6, 2006.

            80. On October 16, 2006, Acciona issued a false and misleading press release regarding the Schedule 13D. In particular, Acciona stated that its initial disclosures "compl[ied] with the applicable regulations" in the United States and that "true and timely information has been provided ... to the SEC". Regarding the specifics of the Schedule 13D, however, Acciona defended only SOME of its disclosures. Acciona did not say that it had properly disclosed: (a) the Total Return Swaps and related agreements with Santander; (b) the percentage of Endesa shares of which it had beneficial ownership; (c) its intent to block the E.ON bid; or (d) its intent with respect to the board and management of Endesa. The reason is obvious--Acciona's Schedule 13D, including the signed certification of accuracy, was false.

                 ACCIONA FILES FALSE FIRST AND SECOND AMENDMENTS
                          (OCTOBER 19 AND OCTOBER 25)

            81. On October 19, 2006, Acciona filed Amendment No. 1. Although Amendment No. 1 asserts that E.ON's claims are "without merit" (Amendment No. 1, Items 2 and 4), Amendment No. 1 confirms the falsity of statements in the
Schedule 13D. For example:

            o The Schedule 13D falsely stated that Acciona did not have any "contracts, arrangements, understandings or relationships" relating to Endesa securities. Amendment No. 1 reveals the existence of the Total Return Swaps with Santander.

            o The Schedule 13D falsely stated that Acciona did not have any plans or proposals with respect to "changes in the present board of directors or management". Amendment No. 1 reveals Acciona's plans to try to install up to three directors on Endesa's board and to "seek to take an active role with respect to the management and operations" of Endesa. (Amendment No. 1, Item 4.)

            82. On October 25, 2006, Acciona filed Amendment No. 2. Amendment No. 2 confirms the falsity of statements in Amendment No. 1. For example:

            o Amendment No. 1 provided SOME more information about Acciona's agreements with Santander but falsely stated that Acciona did not have any additional undisclosed "contracts, arrangements, understandings or relationships" relating to Endesa securities. (Amendment No. 1, Item 6.) Amendment No. 2 revealed for the first time an agreement between Acciona and Santander requiring Acciona to pay a specified commission on swaps relating to up to 10% of Endesa's shares. (Amendment No. 2, Item 6.)

           o Amendment No. 1 falsely stated that Acciona "continue[d] to evaluate [its] options with respect to the proposed E.ON tender offer and may or may not choose to tender Shares or ADSs held by [it] in such offer". (Amendment No. 1, Item 4.) Upon the request of the CNMV, Acciona corrected that statement in a Spanish securities filing, which it then attached to Amendment No. 2. The correction states that Acciona "does not plan to sell its interest in" Endesa. (Amendment No. 2, Item 4.)

            83. Acciona's Schedule 13D and Amendments contain false statements that remain uncorrected today.

            84. FIRST, the Schedule 13D and Amendments still falsely describe the extent of Acciona's agreements and understandings with third parties regarding Endesa.

            A. THE AMENDMENTS FALSELY DENY AN AGREEMENT OR UNDERSTANDING THAT SANTANDER WILL BUY ENDESA SHARES ON ACCIONA'S BEHALF. Acciona misleadingly states in the Amendments that the Total Return Swaps do to require Santander to "hold" any Endesa shares and falsely states that Acciona does not have any other undisclosed "contracts, arrangements, understandings or relationships" with Santander relating to Endesa securities. (Amendment No. 1, Items 5 and 6; Amendment No. 2, Item 6.) There is another--undisclosed--agreement or understanding requiring Santander to buy Endesa shares on Acciona's behalf.

            (i) Acciona's and Santander's conduct shows that this undisclosed agreement or understanding exists. Between September 25 and October 19, 2006, Acciona and Santander executed fourteen Total Return Swaps--almost one per business day--relating to a total of 9.63% of Endesa's shares. Each of these swaps relates to the number of shares Santander actually acquired during the course of each day. And Acciona's obligation under each of these swaps is to reimburse Santander its cost for acquiring those shares (plus interest). It cannot be the case that after signing fourteen separate swap agreements on fourteen varying lots of shares at fourteen varying prices, Santander succeeded FOURTEEN times in making market transactions to create a PERFECT hedge. Rather, Santander must have acquired each of its fourteen tranches of Endesa shares BEFORE each respective swap was executed. And Santander would not be aggressively buying nearly 10% of Endesa's shares unless (a) it had agreed with Acciona to do so, and (b) it had a commitment from Acciona that after each day's purchases, Acciona would promptly enter into a Total Return Swap with Santander to assume the economic risks.

            (ii) The Total Return Swap confirmations themselves provide further proof of these undisclosed agreements or understandings. The Total Return Swap confirmations used by Acciona and Santander follow a form generated by the International Swap and Derivatives Association, Inc. ("ISDA"). The ISDA form requires contracting parties to specify whether certain so-called "Disruption Events" will apply. Two of the standard "Disruption Events" in the ISDA form--"Hedging Disruption" and "Additional Cost of Hedging"--would have allowed Santander to shift to Acciona costs incurred if Santander were not able to acquire enough Endesa shares, or if Santander had to spend materially more than expected, to hedge its exposure. In the confirmations for the Total Return Swaps here, however, Santander and Acciona deemed those "Disruption Events" to be "Not Applicable". Thus, as the agreements are written, Santander has agreed to bear without compensation the risk of not being able to secure an adequate hedge for an approximately (EURO)3.5 BILLION transaction. But Santander has not in fact agreed to take on that extraordinary risk. Instead, at the time each of the Total Return Swaps was executed, Santander had already bought the corresponding Endesa shares. Santander's protection lies in the separate--undisclosed--agreement or understanding requiring Acciona to enter into the Total Return Swaps each day that Santander fulfills its obligation to buy Endesa shares to "warehouse" on Acciona's behalf.

            (iii) Moreover, despite Acciona's statement in Amendment No. 1 that it did not have any additional agreements relating to Endesa securities, it revealed such an additional agreement in Amendment No. 2. According to the description in Amendment No. 2 (which is all there is to go on because Acciona has not disclosed the written commission agreement itself), Acciona is required to pay Santander a commission of "0.9% with respect to the value of the first 5% tranche and 1.0% with respect to the value of the next 5% tranche". The commission structure of two 5% tranches further shows that Acciona and Santander have a broader--undisclosed--agreement or understanding requiring Santander to buy 10% of Endesa's securities, on which Acciona and Santander would then execute swaps.

            B. THE AMENDMENTS FALSELY DENY AN AGREEMENT OR UNDERSTANDING THAT SANTANDER WILL TRANSFER ITS ENDESA SHARES TO ACCIONA. Acciona misleadingly states in the Amendments that the Total Return Swaps "provide that they will be settled in cash"; that the swaps do not give Acciona "the right to acquire" any shares; and that "following the receipt of approval from the CNE, [Acciona] expect[s] to have the opportunity to purchase IN THE MARKET, at a cost reflecting the amount payable by [Acciona] under the Total Return Swaps, a number of [Endesa] Shares equivalent to the number of Shares and ADSs that Banco Santander has accumulated or will accumulate in the future as a hedge in connection with the Total Return Swaps". (Amendment No. 1, Items 5-6, emphasis added.) Further, Acciona falsely states in the Amendments that it does not have any other undisclosed "contracts, arrangements, understandings or relationships" with Santander relating to Endesa securities. (Amendment No. 1, Item 6.)

            (i) In fact, Acciona and Santander have agreed or understand that the swaps will be settled through a transfer of Santander's shares in Endesa to Acciona. This is simple financial common sense. If the swaps were settled in cash, Santander would be left holding nearly 10% of Endesa's stock and become subject to the risk of fluctuations in the share price. In addition, Santander could not practically dispose of such a large block of shares quickly enough to avoid that risk without having its own sales exert substantial downward pressure on the stock. Further, Acciona could not legitimately expect that upon receiving CNE approval to exceed the 10% threshold, it will be able to acquire "in the market" an additional 9.63% of

Endesa shares at an amount equivalent to its obligations under the Total Return Swaps. For one thing, it would be sheer coincidence if the market price of those shares at the time matched Acciona's obligation under the swap agreements. In addition, Acciona's purchase of such a large block of shares would itself exert substantial upward pressure on the stock price.

            (ii) Instead of a cash settlement of the swaps, Acciona and Santander have an agreement or understanding that Santander will transfer its "warehoused" Endesa shares to Acciona upon the CNE's approval of Acciona's application to acquire more than 10% of Endesa. Indeed, although the Total Return Swaps nominally require settlement on January 2, 2007, Acciona has the sole power to terminate the agreements early or to extend them. That allows Acciona to keep the Santander-held shares of Endesa "warehoused" until it gets CNE approval and then terminate the swaps promptly and have the shares transferred.

            (iii) Press reports also indicate that Santander will transfer the Endesa shares to Acciona upon approval by the CNE.

           o "Acciona will own 19.6% of Endesa on January 2, 2007. That is the date set for the construction company of the Entrecanales family [Acciona] to buy 9.6% of the electricity company FROM SANTANDER, which will be added to the 10% it has owned since September 25." AGREEMENT ON SALE OF SHARES; SANTANDER WILL SELL ACCIONA 9.6% OF ENDESA IN JANUARY 2007, Expansion, Oct. 24, 2006 (emphasis added).

            o "Santander has no intention of exercising the political rights derived from the purchase of 9.9% of Endesa. A stake that responds to the mandate given the bank by Acciona, the construction company that has just become one of the shareholders of the electricity company in which it already holds 10%.

               "THE PLANS OF THE FINANCIAL GIANT ARE TO SELL THIS PACKAGE TO THE COMPANY. But the transfer of the stake must be authorized by the
               [CNE] . . . . UNTIL THEN, THE BANK WILL CONTINUE TO HOLD THE
               SHARES, although in accordance with the contract signed with the construction company, it is the latter that is affected by changes of the price of shares in the market." C.A. Roldan and M. Ramirez, THE GERMAN GOVERNMENT ACCUSES ZAPATERO OF USING

               "ALL POSSIBLE TRICKS" TO AVOID ENTRY OF E.ON, El Mundo, Oct. 27, 2006, at 38 (emphasis added).

            C. THE AMENDMENTS FALSELY DENY AN AGREEMENT OR UNDERSTANDING THAT SANTANDER WILL VOTE ITS ENDESA SHARES AS ACCIONA DIRECTS. Acciona misleadingly states in the Amendments that the Total Return Swaps do not give Acciona "the right to . . . vote" any shares. (Amendment No. 1, Item 5.) But because the swaps deprive Santander of any economic interest in the Endesa shares it is "warehousing" for Acciona, Santander will vote--or not vote--those shares as its client, Acciona, directs. Indeed, Santander has already announced that it intends to use its shares in a way that is opposed to E.ON's bid. In particular, Santander has announced that it intends to abstain in the votes on amending the provisions of Endesa's articles that must be amended for E.ON's bid to go forward. C.A. Roldan and M. Ramirez, THE GERMAN GOVERNMENT ACCUSES ZAPATERO OF USING "ALL POSSIBLE TRICKS" TO AVOID ENTRY OF E.ON, El Mundo, Oct. 27,
2006, at 38. For example, E.ON's bid is conditioned upon the removal of the provision of Endesa's articles capping a shareholder's voting power at 10% regardless of how many shares that shareholder owns. Because amendment of that provision requires affirmative approval of a majority of outstanding shares, the practical effect of abstention is equivalent to a "no" vote. Thus, by not voting its shares, Santander will in effect be voting against the removal of the provision (and thus voting against E.ON's bid). This is contrary to Santander's actions with respect to its own articles, from which it removed a similar voting restriction in 2003. At the time, Santander stated that removing the restriction was intended "to guarantee the equal treatment for all . . . shareholders, and to reinforce their control of certain decisions of particular importance". (Santander, Annual Report (Form 20-F), at 104 (June 30, 2003).) Santander's decision not to support lifting the restriction in Endesa's articles is a result of its undisclosed agreements with Acciona.

            D. THE AMENDMENTS FALSELY DENY ANY "CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS" WITH OTHER THIRD PARTIES. Acciona has announced its intent to acquire up to at least 25% of Endesa's shares. It has 10% directly, and it is securing effective control over more shares through its "warehousing" arrangement with Santander. But because Spanish law prohibits Santander itself from acquiring more than 10% of Endesa without CNE approval, the "warehousing" arrangement with Santander can help Acciona secure control over only an additional 10%--for a total of 20%. Thus, Acciona's statement in Amendment No. 1 that it "expect[s] to acquire" up to 25% of Endesa (or up to 30% if the Spanish Government enacts currently pending legislation "that would increase to 30% the level of ownership permitted without the formulation of a mandatory offer") indicates another--undisclosed--"warehousing" arrangement with an undisclosed third party. Moreover, as discussed above (P. 74), Acciona has not disclosed any "understanding" or "relationship" with the Spanish Government.

            85. SECOND, the Schedule 13D and Amendments still falsely assert that Acciona has "beneficial ownership" of only 10% of Endesa's equity securities and, indeed, expressly disclaim beneficial ownership of the shares held by Santander. (Amendment No. 1, Item 5.) But the Total Return Swaps and Acciona's other undisclosed agreements with Santander, in their totality, constitute a "device" or "arrangement" designed to "evade the reporting requirements of" Section 13(d) and thus trigger beneficial ownership under SEC Rule 13d-3(b).

            86. In addition, as a result of their agreements, Acciona and Santander are acting as a "group" for Section 13(d) purposes. On October 20, 2006, Santander filed a Schedule 13D (the "Santander Schedule 13D"), which stated:

            "Between September 26, 2006 and October 19, 2006, Santander acquired 101,983,965 Shares in [Endesa], or 9.632469% of the outstanding Shares, in order to hedge its exposure to increases in the market price of [Endesa's] Shares arising from certain cash-only settlement total return equity swap transactions entered into with its client, [Acciona]."

(Santander Schedule 13D, Item 4.) Notably, although Santander disclaimed any obligation to file a Schedule 13D, it did so, rather than file the much less detailed Schedule 13G. The less detailed filing would have been appropriate only if Santander had "acquired [Endesa] securities in the ordinary course of his business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect". 17 C.F.R. ss. 240.13d-1(b)(1)(i). Because Santander's arrangements with Acciona were clearly designed to help Acciona acquire more Endesa shares "with the purpose [and] effect of changing or influencing control" of Endesa, the Schedule 13G option was not available.

            87. THIRD, the Schedule 13D and Amendments still make false and misleading statements about Acciona's intent with respect to E.ON's offer. Amendment No. 1 falsely states that Acciona "continue[s] to evaluate [its] options with respect to the proposed E.ON tender offer and may or may not choose to tender Shares or ADSs held by [it] in such offer". (Amendment No. 1, Item 4.) Statements that Acciona made to the press show that this is false. For example, an Acciona spokesperson was quoted as saying, "We'll only leave if the E.ON bid prospers, and we'll do everything we can to make sure that doesn't happen". Keith Johnson and Jason Singer, A SPANISH SCION PLAYS THE SPOILER--ENDESA MOVES SHOW NEW, BOLDER TACTICS BY THE ULTRAWEALTHY, The Wall Street Journal, Oct. 2, 2006. Similarly, Acciona's chief financial officer was quoted as saying, "We haven't bought in to make capital gains. Our intention is to stay in the company." ACCIONA HOLDS ENDESA STAKE, HAS NO SALE PLANS, The Wall Street Journal, Oct. 23, 2006. Indeed, after Acciona's statement in Amendment No. 1 caused rumors and confusion in the market, the CNMV affirmatively requested that Acciona clarify its intent. In its HECHO RELEVANTE filing with the CNMV, Acciona stated--contrary to Amendment No. 1--that "it does not plan to sell its interest in" Endesa. (Amendment No. 2, Item 4, Ex. 99.2.)

            88. FOURTH, the Schedule 13D and Amendments still make false and misleading statements about Acciona's intent with respect to taking control of Endesa. Although Amendment No. 1 states that Acciona "presently intend[s] to become a key shareholder of" Endesa, "intend[s] to seek to take an active role with respect to the management and operations of" Endesa, "and may seek representation on [Endesa's] board of directors and/or management team" (Amendment No. 1, Item 4), it expressly stops short of disclosing an intent to seek to obtain control of the company. In fact, Amendment No. 1 states that Acciona "may CHANGE [its] present intentions and reserve[s] the right to . . . seek to acquire or influence control of" Endesa. (Amendment No. 1, Item 4) (emphasis added). Press reports show, however, that Acciona has a present intent to "tak[e] control of Endesa" now. Anibal Gonzalez, JOSE MANUEL ENTRECANALES IS SEEKING SPANISH PARTNERS WILLING TO ACCOMPANY HIM IN TAKING CONTROL OF ENDESA, El Confidencial, Oct. 16, 2006. In addition, in the course of attempting to buy Endesa shares to "warehouse" for Acciona, Santander has represented to Endesa shareholders that Acciona will seek to exercise control over Endesa and that Acciona intends to merge with Endesa within two years.

            89. FIFTH, the Schedule 13D and Amendments still fail adequately to disclose the financing provided for Acciona's acquisition of Endesa securities. In its capacity as broker, Santander acquired for Acciona (euro)3.388 billion in Endesa securities on September 25, 2006, but the bridge credit contract providing Acciona with the necessary financing was not put in place until the following day, on September 26. There must be an additional--undisclosed-- agreement or understanding regarding the financing for the September 25 acquisition. Otherwise, if Acciona had refused to sign the financing package the next day, Santander would have been left without recourse in the absence of such an agreement. In addition, Acciona has stated that it "expect[s] to acquire" up to 25% (or even 30%) of Endesa's shares, but it has committed financing from Santander for acquiring only up to 20%. Acciona has not disclosed any understanding or arrangement for the financing of the remainder.

            90. SIXTH, Amendment No. 1 introduces another misstatement to the market. It falsely tells Endesa shareholders that Acciona has "no present plans or proposals regarding the elimination or amendment of" the provision of Endesa's articles providing that "no shareholder [of Endesa] may vote over 10% of the Shares regardless of its level of ownership". (Amendment No. 1, Item 4.) That statement is simply not believable in light of Acciona's stated intent to acquire up to 25% of Endesa's shares. Even if Acciona intends to vote against amending the articles as a means of blocking E.ON's bid, which is conditioned on such an amendment, it is inconceivable that Acciona would make such a large investment in Endesa and not plan to be able to vote its entire interest, particularly in light of Acciona's stated intent to "lead" and "tak[e]" control of Endesa".

            ENDESA SHAREHOLDERS AND E.ON WILL BE IRREPARABLY HARMED
                      IF INJUNCTIVE RELIEF IS NOT GRANTED

            91. Because Acciona's Schedule 13D and the Amendments are materially false and misleading, Endesa shareholders do not have the complete and accurate information to which the securities laws entitles them. Unless and until those filings are corrected, Acciona (and those acting in concert with it) will have an impermissible "leg up" in the effort to prevent E.ON's offer from being fairly put to Endesa shareholders. The only way to address the problems created by Acciona's improper disclosures is to require that the disclosures be corrected and that further equitable relief be ordered. There is no adequate remedy at law.

            92. Ordering Acciona to amend its Schedule 13D yet again--while necessary-- would not be a complete remedy. If Acciona, or others such as Santander who are acting on its behalf, were permitted to acquire Endesa securities after Acciona's materially false disclosures came into the market, then Acciona would improperly benefit from its violation of Section 13(d), to the irreparable detriment of E.ON and other Endesa shareholders. Endesa shareholders who sold their shares after Acciona's false statements would be deprived of their right to make a decision about what to do with their shares on the basis of complete and accurate information (E.G., whether to sell to Acciona/Santander now or to wait and tender to E.ON).

            93. In addition, allowing Acciona and those acting in concert with it to acquire additional Endesa shares after Acciona's false statements would unfairly and irreparably harm E.ON's bid. As Acciona and its allies acquired a larger and larger stake in Endesa, Acciona would have an increased ability to work with other large shareholders to ensure that the conditions on E.ON's offer are not satisfied. In particular, if E.ON is not tendered at least 50.01% of Endesa's shares and a majority of shareholders do not vote to eliminate the anti-takeover provision in Endesa's articles, then the E.ON bid cannot go forward. Endesa's shareholders would thus be deprived of the opportunity to take advantage of E.ON's offer, and both E.ON and those Endesa shareholders who already favor E.ON's offer would be irreparably harmed. An order barring Acciona, and those acting in concert with it, from acquiring additional Endesa shares after its disclosures is necessary to prevent Acciona from using its false and misleading disclosures to thwart the E.ON bid.

            94. Further, allowing Acciona to accept the transfer of the Endesa shares amassed through its "warehousing" arrangement with Santander would allow Acciona to obtain the benefit of its false disclosures. Acciona should be ordered to exercise the early termination provisions in the Total Return Swaps and settle the swaps in cash so that no shares are transferred from Santander to Acciona. Moreover, if the CNE grants Acciona approval to exceed the 10% threshold, Acciona should for the same reason be ordered to divest itself of any Endesa securities transferred to it from Santander.

            95. The other relief necessary to prevent Acciona from benefiting from its violation of Section 13(d) is an order requiring proportional voting of any Endesa shares that it holds. In other words, in each shareholder vote, Acciona should be required to vote its Endesa shares "yes" and "no" in the same proportion by which the remaining Endesa shareholders vote "yes" or "no" on that issue. Absent such relief, Acciona could join with other shareholders to prevent a majority vote approving the elimination of the anti-takeover provision in Endesa's articles. (Indeed, Acciona's "warehousing" agreement with Santander appears to be an attempt by Acciona to circumvent the 10% voting cap imposed by Endesa's articles.)

                                    COUNT I
                   (VIOLATION OF SECTION 13(D) OF THE '34 ACT
        AND SEC RULES PROMULGATED THEREUNDER BASED ON THE SCHEDULE 13D)

            96. E.ON repeats the allegations of preceding paragraphs 1-95 as if fully set forth herein.

            97. The Schedule 13D is materially false and misleading in that, as described in more detail above, it misstates and/or omits material information that must be disclosed.

            98. Acciona is obligated to correct the foregoing material misstatements and omissions so that Endesa shareholders have the complete and accurate information to which they are entitled under Section 13(d). E.ON and Endesa's other shareholders will be irreparably harmed absent such a correction and appropriate equitable relief:
(a) preventing Acciona from acquiring additional Endesa shares; (b) requiring Acciona to unwind and cash settle the Total Return Swaps; (c) requiring Acciona to divest itself of any Endesa securities that it acquired after Acciona filed its false and misleading Schedule 13D on October 5, 2006; and (d) requiring Acciona to vote its Endesa shares in proportion to the votes cast by the remaining Endesa shareholders.

                                    COUNT II
                   (VIOLATION OF SECTION 13(D) OF THE '34 ACT
         AND SEC RULES PROMULGATED THEREUNDER BASED ON THE AMENDMENTS)

            99. E.ON repeats the allegations of preceding paragraphs 1-98 as if fully set forth herein.

            100. The Amendments are materially false and misleading in that, as described in more detail above, they misstate and/or omit material information that must be disclosed.

            101. Acciona is obligated to correct the foregoing material misstatements and omissions so that Endesa shareholders have the complete and accurate information to which they are entitled under Section 13(d). E.ON and Endesa's other shareholders will be irreparably harmed absent such a correction and appropriate equitable relief: (a) preventing Acciona from acquiring additional Endesa shares; (b) requiring Acciona to unwind and cash settle the Total Return Swaps; (c) requiring Acciona to divest itself of any Endesa securities that it acquired after Acciona filed its false and misleading
Schedule 13D on October 5, 2006; and (d) requiring Acciona to vote its Endesa shares in proportion to the votes cast by the remaining Endesa shareholders.

            WHEREFORE, E.ON prays for a judgment against Acciona S.A. and Finanzas as follows:

            a) declaring that the Schedule 13D and the Amendments violate
Section 13(d) of the '34 Act;

            b) ordering that Acciona S.A. and Finanzas, their officers, agents, servants, employees, and attorneys, and those persons in active concert or participation with them:

            i) correct by public means their material misstatements and omissions, including by filing with the SEC and sending to Endesa complete and accurate disclosures required by Section 13(d) of the '34 Act;

            ii) are enjoined from purchasing or making any arrangement to purchase, including in connection with the settlement of the Total Return Swaps, any Endesa shares;

            iii) are required within three business days of the Court's order to exercise the early termination provisions of the Total Return Swaps and to settle those Total Return Swaps in cash;

            iv) are required within three business days of the Court's order to divest themselves of any Endesa securities acquired on or after October 5, 2006;

            v) are required to vote its Endesa shares in proportion to the votes cast by the remaining Endesa shareholders;

            vi) are enjoined from making any additional material misstatements or omissions in connection with Endesa securities; and

            c) granting such other and further relief as the Court may deem just and proper.

November 3, 2006

                                      CRAVATH, SWAINE & MOORE LLP,

                                      By:  /S/ Rory O. Millson
                                          --------------------------------------
                                               Rory O. Millson (RM-6160)
                                              Gary A. Bornstein (GB-9028)
                                                  Members of the Firm

                                            Attorneys for Plaintiffs
                                                 825 Eighth Avenue
                                                     New York, NY  10019
                                                          (212) 474-1000

            Index No.  06 Civ. 8720 (DLC)
            ====================================================================

            UNITED STATES DISTRICT COURT

            SOUTHERN DISTRICT OF NEW YORK
            ====================================================================

            E.ON AG, E.ON ZWOLFTE
            VERWALTUNGS GmbH and BKB AG,


                                                 Plaintiffs,


                                     - against -


            ACCIONA, S.A. and FINANZAS DOS, S.A.,


                                                 Defendants.

            ====================================================================

                                AMENDED COMPLAINT

            ====================================================================


                           CRAVATH, SWAINE & MOORE LLP
                            ATTORNEYS FOR PLAINTIFFS
                                 Worldwide Plaza
                                825 Eighth Avenue
                               New York, NY 10019
                                 (212) 474-1000


            ===================================================================